                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-36178

The information in this preliminary prospectus is not complete and may be changed.

                   Subject to Completion. Dated May 16, 2001.


       Prospectus Supplement No.     to the Prospectus dated May 8, 2000
                and the Prospectus Supplement dated May 10, 2000

GOLDMAN
SACHS

                             $
                          THE GOLDMAN SACHS GROUP, INC.
                           Medium-Term Notes, Series B
                             ----------------------

                       1% Exchangeable Basket-Linked Notes
                                    due 2008
                      (Linked to a Basket of Seven Stocks)
                             ----------------------

Each note being offered has the terms described beginning on page S-7, including the following:

                                SUMMARY OF TERMS:

ISSUER: The Goldman Sachs Group, Inc.

BASKET: the common stocks of American Home Products Corp., Bristol-Myers Squibb Co., Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Pharmacia Corporation and Schering-Plough Corp., with each stock having a relative weighting on the trade date of 14.2857%, as described on page S-8

FACE AMOUNT: as specified in the note; $ in the aggregate for all the offered notes

ORIGINAL ISSUE PRICE: 100% of the face amount

TRADE DATE:          , 2001

ORIGINAL ISSUE DATE (SETTLEMENT DATE):          , 2001

STATED MATURITY DATE:         , 2008 unless extended for up to six business days

INTEREST RATE (COUPON): 1% of outstanding face amount each year

    -  interest payment dates:  each       and       , beginning on       , 2001

    - regular record dates: the business day before the related interest payment date as long as the note is in global form

PRINCIPAL AMOUNT: on the stated maturity date, Goldman Sachs will pay the holder of the note cash equal to 100% of the outstanding face amount of the note, unless the holder exercises the exchange right, Goldman Sachs exercises the call right or an automatic exchange occurs

EXCHANGE RIGHT: the holder may elect to exchange the outstanding face amount of the note, in whole or in part at any time, for a cash amount equal to the exchange value on the exchange notice date times the face amount exchanged divided by $1,000

EXCHANGE VALUE: a cash amount equal to the product of the exchange rate times the closing level of the basket on the exchange notice date

EXCHANGE RATE:

CALL RIGHT: Goldman Sachs may redeem the offered notes in whole, but not in part, after the interest payment date on , 2003, at 100% of the outstanding face amount plus accrued interest to the redemption date, provided, however, that the holder will be entitled to the benefit, if any, of an automatic exchange

REFERENCE BASKET LEVEL (AS DETERMINED ON THE TRADE DATE):

CLOSING LEVEL OF BASKET: on any business day, the sum of the products of each basket stock's closing price on that day times that basket stock's reference amount. The initial reference amount of each basket stock, which is subject to adjustment for antidilution, is indicated on page S-8

LISTING: the offered notes will not be listed on any securities exchange or quotation system

NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.:      % of the face amount

BUSINESS DAY: as described on page S-20


CALCULATION AGENT: Goldman, Sachs & Co.


                             ----------------------

      See "Additional Risk Factors Specific to Your Note" beginning on page S-3 to read about investment risks relating to the offered notes.
                             ----------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

      Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.


                              GOLDMAN, SACHS & CO.
                             ----------------------
                       Prospectus Supplement dated , 2001.

                  ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE


An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated May 8, 2000. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the basket stocks, i.e., the stocks comprising the basket to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.



                      THE MARKET PRICE OF YOUR NOTE MAY BE
                    INFLUENCED BY MANY UNPREDICTABLE FACTORS

      The following factors, many of which are beyond our control, will influence the value of your note:

-     the basket level, which depends on the market value of the basket stocks;

- the volatility-- i.e., the frequency and magnitude of changes in the level of the basket;

      -- As indicated under "Basket Stocks -- Historical Trading Price Information", the market prices of the basket stocks have fluctuated during recent periods. It is impossible to predict whether the basket level will rise or fall;

      -- In addition, we cannot predict that future changes to the market prices of the basket stocks will be correlated as in the past;

-     the dividend rates on the basket stocks;

- economic, financial, regulatory and political events that affect stock markets generally and the respective market segments of which the basket stocks are a part, and which may affect the level of the basket;

-     interest and yield rates in the market;

-     the time remaining until your note matures; and

-     our creditworthiness.

These factors will influence the price you will receive if you sell your note prior to maturity. You cannot predict the future performance of the basket or any basket stock based on its historical performance.

                    YOUR RETURN ON YOUR NOTE WILL NOT REFLECT
                         THE RETURN ON THE BASKET STOCKS

      The calculation agent will calculate the level of the basket by reference to the prices of the basket stocks without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those stocks.

                          YOUR NOTE BEARS A LOW RATE OF
                                PERIODIC INTEREST

      The interest rate that your note bears is below the prevailing market rate. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the over-all return you earn on your note may be less than you would have earned by investing in a debt security that bears interest at the prevailing market rate. Moreover, under applicable United States tax law as described under "Supplemental Discussion of United States Income Taxes", you will have to pay tax on deemed interest amounts even though your note bears below-market periodic interest.

                       IF THE LEVEL OF THE BASKET CHANGES,
                        THE MARKET VALUE OF YOUR NOTE MAY
                          NOT CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the basket. Changes in the level of the basket may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under "-- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" above.

                         YOU HAVE NO SHAREHOLDER RIGHTS
                         OR RIGHTS TO RECEIVE ANY STOCK

    Investing in your note will not make you a holder of any of the basket stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the basket stocks. Your note will be paid in cash, and you will have no right to receive delivery of any basket stocks.

                      WE CAN REDEEM YOUR NOTE AT OUR OPTION

    After the interest payment date on , 2003, we will be permitted to redeem your note at our option. Even if we do not exercise our option to redeem your note, our ability to do so may adversely affect the value of your note.

                        TRADING AND OTHER TRANSACTIONS BY
                       GOLDMAN SACHS IN THE BASKET STOCKS
                        MAY IMPAIR THE VALUE OF YOUR NOTE

    As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing the basket stocks, and may adjust the hedge by, among other things, purchasing or selling any of the basket stocks at any time and from time to time. Any of these hedging activities may adversely affect the basket level -- directly or indirectly by affecting the price of the basket stocks -- and, therefore, the value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

    Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the basket stocks or instruments linked to the basket stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the basket level -- directly or indirectly by affecting the price of the basket stocks -- and, therefore, the value of your note. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked or related to changes in the value of one or more of the basket stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of your note.

    The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to purchase or sell all or any portion of the basket stocks.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

    As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the basket stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the basket, could be adverse to your interests as a beneficial owner of your note.

    Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the basket stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to some or all of the issuers of the basket stocks. Any of these activities by any of our affiliates may affect the level of the basket and, therefore, the value of your note.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                         WILL HAVE THE AUTHORITY TO MAKE
                      DETERMINATIONS THAT COULD AFFECT THE
                         MARKET VALUE OF YOUR NOTE, WHEN
                        YOUR NOTE MATURES AND THE AMOUNT
                             YOU RECEIVE AT MATURITY

    As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note including determining the closing level of the basket, which we will use to calculate how much cash we must pay if your note is exchanged; and determining whether to postpone the stated maturity date, or any day on which your note is to be redeemed or exchanged, because of a market disruption event. See "Specific Terms of Your Note". The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described above under "-- Our Business Activities May Create Conflict of Interest Between You and Us".

                   THERE IS NO AFFILIATION BETWEEN THE BASKET
                      STOCK ISSUERS AND US, AND WE ARE NOT
                         RESPONSIBLE FOR ANY DISCLOSURE
                           BY THE BASKET STOCK ISSUERS

    Goldman Sachs is not affiliated with the issuers of the basket stocks. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the basket stock issuers.

    The basket stock issuers are not involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Thus, the basket stock issuers have no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

    We do not plan to have your note listed on any securities exchange or included in any quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    YOU HAVE LIMITED ANTIDILUTION PROTECTION

    Goldman, Sachs & Co., as calculation agent for your note, will adjust the applicable reference amount of each basket stock -- i.e., the amount of the basket stock included in the basket -- for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect a basket stock issuer's capital structure, but only in the situations we describe in "Specific Terms of Your Note -- Antidilution Adjustments". The reference amounts are described under "Specific Terms of Your Note -- The Basket" below. The calculation agent is not required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust a reference amount for events such as an offering of a basket stock for cash by the basket stock issuer, a tender or exchange offer for a basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all of an outstanding basket stock by a third party. Those events may nevertheless adversely affect the market price of a basket stock and, therefore, adversely affect the value of your note. A basket stock issuer or a third party could make an offering or a tender or exchange offer, or a basket stock issuer could take other action, that adversely affects the value of that basket stock and your note but does not result in an antidilution adjustment for your benefit.

                       WE CAN POSTPONE THE STATED MATURITY
                       DATE, ANY EXERCISE OF THE EXCHANGE
                       RIGHT AND ANY CALL DATE IF A MARKET
                             DISRUPTION EVENT OCCURS

    If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the payment that we are obligated to make on the stated maturity date until after the originally scheduled due date.

    In addition, if the calculation agent determines that a market disruption event has occurred or is continuing on any day on which the holder seeks to exercise the exchange right, the exercise will be postponed to the first business day on which no market disruption event occurs or is continuing, although not by more than five business days. Similarly, if we exercise our call right and notify the holder of the date we select for redemption, we may nevertheless postpone the call date for up to five business days because of a market disruption event.

    If your note is to be exchanged, then the amount of cash we pay will be based on the closing level of the basket on the day the exchange right is deemed to be exercised. If that level is not available on that day because of a market disruption event or for any other reason, the calculation agent will nevertheless determine that level based on its assessment, made in its sole discretion, of the level of the basket at that time. The calculation agent may take similar steps in connection with an automatic exchange.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

    Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                           SPECIFIC TERMS OF YOUR NOTE


Please note that in this section entitled "Specific Terms of Your Note", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Owner ship and Book-Entry Issuance". Also, references to the "accompanying prospectus" mean the accompanying Prospectus dated May 8, 2000, as supplemented by the accompanying Prospectus Supplement dated May 10, 2000, of The Goldman Sachs Group, Inc.

    We refer to the notes offered in this prospectus supplement, including your note, as the offered notes. The offered notes are "indexed debt securities", as defined in the accompanying prospectus. The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

    In addition to those described on the front cover page, the following terms will apply to your note:

SPECIFIED CURRENCY:

-   principal:  U.S. dollars

-   interest:  U.S. dollars

FORM OF NOTE:

-   global form only:  yes, at DTC

-   non-global form available:  no

DENOMINATIONS: each note registered in the name of a holder must have a face amount of $1,000 or any multiple of $1,000

DEFEASANCE APPLIES AS FOLLOWS:

-   full defeasance:  no

-   covenant defeasance:  no

OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described below under "-- Special Calculation Provisions"

- antidilution provisions will apply to your note as described under "--Antidilution Adjustments" below

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described below under "-- Special Calculation Provisions"

    In this prospectus supplement, when we refer to the basket stocks, we mean the common stocks of American Home Products Corp., Bristol-Myers Squibb Co., Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Pharmacia Corporation and Schering-Plough Corp., and when we refer to the basket stock issuers, we mean those companies, except as noted below under "--Antidilution Adjustments --Reorganization Events-- Distribution Property".

    Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

    We describe the terms of your note in more detail below.

THE BASKET

    The basket is a unit of measure comprised of the common stocks of the seven issuers listed in the following table, with the seven stocks having equal weightings based on the initial basket stock values per share indicated in the third column below.

    The reference amount for each basket stock is the number of shares of the basket stock included in the basket so that the value of the basket stock equaled 14.2857% of the total value of the basket on the trade date, based on the initial basket stock values set forth in the table below. The reference amount for each basket stock is subject to adjustment, both as to the amount and type of property comprising the reference amount, as described under "-- Antidilution Adjustments" below.

    The closing level of the basket on any business day will equal the sum of the products of each basket stock's closing price on that day times that basket stock's reference amount. The closing level of the basket on the trade date
was               .

    As described under "-- Holder's Exchange Right" below, the amount of cash that will be payable in exchange for each $1,000 of outstanding face amount of an offered note on an exchange date will be calculated by multiplying the closing level of the basket on the exchange notice date by the exchange rate,
or           . Thus, the portion of this cash amount attributable to each basket stock will equal the value, based on the closing price on the relevant date, of a number of shares of the basket stock equal to the corresponding reference amount on that date times the exchange rate. These numbers of shares, based on the initial reference amounts, are set forth in the last column of the table below.

                                                        Initial Number of Shares
                             Initial Basket   Initial    Used for Cash Payment
                     % of      Stock Value   Reference      per $1,000 Face
  Basket Stock      Basket      per Share     Amount        Amount of Note
-----------------  --------  --------------  ---------  ------------------------
American Home
Products Corp.     14.2857
Bristol-Myers
Squibb Co.         14.2857
Eli Lilly and
Company            14.2857
Merck & Co., Inc.  14.2857
Pfizer Inc.        14.2857
Pharmacia
Corporation        14.2857
Schering-Plough
Corporation        14.2857


                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

    On the stated maturity date, we will pay as principal, to the holder of your note, cash in an amount equal to 100% of the outstanding face amount of your note, unless:

- the holder exercises the right to exchange your note as described below under "-- Holder's Exchange Right" or

- we exercise our right to redeem your note as described below under "-- Our Call Right" or

- your note is automatically exchanged as described below under "--Automatic Exchange".

If your note is exchanged in part, we will make the cash payment described above on the portion that remains outstanding on the stated maturity date.

STATED MATURITY DATE

    The stated maturity date will be            , 2008 unless that day is not a
business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day
after           , 2008 or, if , 2008 is not a business day, later than the sixth business day after , 2008. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events below under "-- Special Calculation Provisions".

DETERMINATION DATE

    The determination date will be the fifth business day prior to , 2008 unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than , 2008 or, if , 2008 is not a business day, later than the first business day after , 2008.

                             HOLDER'S EXCHANGE RIGHT

    If the holder of your note satisfies the conditions described under "-- Exercise Requirements" below, the holder may elect to exchange the outstanding face amount of your note, in whole or in part at any time and from time to time, for a cash amount equal to the exchange value on the exchange notice date times the face amount exchanged divided by $1,000. The cash payment will be made on the exchange date and in the manner we describe under "-- Manner of Payment" below. We describe the exchange notice date, the exchange date and the closing level under "-- Exercise Requirements" below.

    Partial exchanges will be permitted only if the portion of the face amount exchanged is a multiple of $1,000 and only if the unexchanged portion is an authorized denomination, as described under "-- Denominations" above.

    If we exercise our call right, the holder will be entitled to the benefit, if any, of an automatic exchange but otherwise will no longer be permitted to exercise the exchange right. We describe these matters under "-- Our Call Right" and "--Automatic Exchange" below.

    If you decide to exchange your note, you may lose the right to receive interest on your note for the interest period in which the exchange occurs, as described under "-- Interest Payments" below.

EXCHANGE VALUE

    The exchange value will be a cash amount equal to the product of the exchange rate of times the closing level of the basket on the exchange notice date. The calculation agent will determine the closing level of the basket on the exchange notice date described below.

EXERCISE REQUIREMENTS

    To exercise the exchange right, the following requirements must be satisfied on any day that qualifies as a business day and before the exchange right expires:

- Both the trustee and the calculation agent must receive a properly completed and signed notice of exchange, in the form attached to this prospectus supplement, specifying the outstanding face amount of your note to be exchanged. Delivery must be made by facsimile as provided in the attached notice of exchange.

- If your note is in global form, you or the bank or broker through which you hold your interest in the portion of your note being exchanged must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any business day, this requirement will be deemed satisfied as of 11:00 A.M. on the same business day. To insure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

- If your note is not in global form, the trustee must receive the certificate representing your note.

- If your note is not in global form and the exchange date occurs after a regular record date and before the related interest payment date, the trustee must receive cash in an amount equal to the interest payable on the exchanged portion of your note on the interest payment date, as provided in the fourth rule described under "-- Interest Payments" below.

If your note is not in global form, deliveries of certificates and cash to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the attached form of notice of exchange or at any other location that the trustee may provide to the holder for this purpose in the future.

    The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of exchange or as to whether and when the required deliveries have been made. Once given, a notice of exchange may not be revoked.

Questions about the exercise requirements should be directed to the trustee, at the number and location stated in the attached notice of exchange.

    EXCHANGE NOTICE DATE. If the required deliveries described under "--Exercise Requirements" above occur by 11:00 A.M., New York City time, on a business day, that day will be the exchange notice date for the exchange. If the required deliveries occur after that time on a business day, the next business day will be the exchange notice date for the exchange. In all cases, however, the required deliveries must occur before the exchange right expires as described below.

    EXCHANGE DATE. If the exchange right is exercised, we will pay the cash due on the exchange on the fifth business day after the exchange notice date. We refer to that due date as the exchange date.

    EXPIRATION OF EXCHANGE RIGHT. In all cases, the required deliveries described under "--Exercise Requirements" above must occur no later than 11:00 A.M., New York City time, on the business day before the determination date or on any call notice date, whichever is earlier. Immediately after that time, the exchange right will expire and may not be exercised, although the holder will be entitled to receive the benefit, if any, of an automatic exchange as described under "--Automatic Exchange" below.

    ONLY HOLDER MAY EXERCISE EXCHANGE RIGHT. If your note is issued in global form, the depositary or its nominee is the holder of your note and therefore is the only entity that can exercise the exchange right with respect to your note. If you would like the holder to exercise the exchange right, you should give proper and timely instructions to the bank or broker through which you hold your interest in your note, requesting that it notify the depositary to exercise the exchange right on your behalf.

Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if you hold your note in street name.

Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the exchange right in a timely manner.

                    CONSEQUENCES OF A MARKET DISRUPTION EVENT

    The exchange right provisions described above are subject to the following consequences of a market disruption event. If a market disruption event occurs or is continuing on a day that would otherwise be an exchange notice date, then that exchange notice date will be postponed to the next business day on which a market disruption event does not occur and is not continuing. In no event, however, will any exchange notice date be postponed by more than five business days. If the exchange notice date is postponed, the related exchange date will also be postponed, to the fifth business day after the exchange notice date.

    If the exchange notice date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the exchange notice date. If the closing level of the basket that must be used to determine the exchange value is not available on the exchange notice date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine that closing level based on its assessment, made in its sole discretion, of the value of the basket stocks on that day.

                                 OUR CALL RIGHT

    We may redeem the offered notes, including your note, in whole but not in part, at any time after the interest payment date on , 2003, at our option, for cash at 100% of the outstanding face amount plus any accrued and unpaid interest to the call date.

    If we choose to exercise our call right described above, we will notify the holder of your note and the trustee not less than 5 nor more than 15 business days before the date we select for redemption, in the manner described in the accompanying prospectus. The day we give the notice, which will be a business day, will be the call notice date and the day we select for redemption, which we will set forth in the call notice, will be the call date, at least initially. After we give a call notice specifying the call date, we may nevertheless postpone the call date without further notice for up to five business days because of a market disruption event, as described under "-- Automatic Exchange -- Consequences of a Market Disruption Event" below. We will not give a call notice that results in a call date later than the stated maturity date.

    If we exercise our call right, the holder will be entitled to the benefit, if any, of an automatic exchange as described under "--Automatic Exchange" below. If an automatic exchange occurs in that situation, we will not redeem your note as described above.

    If we give the holder a call notice and an automatic exchange does not occur, then we will redeem the entire outstanding face amount of your note as follows. On the call date, we will pay the redemption price in cash, together with accrued and unpaid interest to the call date, in the manner described under "Manner of Payment and Delivery" below.

    Except as described above in this subsection or under "-- Holder's Exchange Right", we will not be permitted to redeem your note and the holder will not be entitled to require us to repay your note before the stated maturity date.

                               AUTOMATIC EXCHANGE

    An automatic exchange of your note may occur as follows on either the stated maturity date or a call date.

ON STATED MATURITY DATE

    If the holder does not exercise the exchange right for the entire outstanding face amount of your note by 11:00 A.M., New York City time, on the business day before the determination date and we do not exercise our call right, the following will apply. On the determination date, the calculation agent will determine the automatic exchange value for the outstanding face amount of the note as if your note was voluntarily exchanged and the determination date was the exchange notice date. To determine this automatic exchange value, the calculation agent will multiply the closing level of the basket on the determination date by the exchange rate and by the outstanding face amount and will divide the resulting product by $1,000, except in the limited circumstances described under "-- Consequences of a Market Disruption Event" below.

    If the automatic exchange value described above exceeds the sum of:

-   the face amount of your note then
    outstanding, plus

- the amount of the regular interest installment that would become due on the outstanding face amount of your note on the stated maturity date if your note were not exchanged or redeemed,

then, regardless of the holder's wishes and without any notice being given or other action being taken by the holder, the remaining portion of your note will automatically be exchanged as follows. On the stated maturity date, we will pay to the holder the automatic exchange value, based on the closing level of the basket described above. The holder will not be entitled to receive the regular interest installment that would become due on your note on the stated maturity date in the absence of an automatic exchange. We discuss this matter under "-- Interest Payments" below.

    If the automatic exchange value described above does not exceed the sum of the outstanding face amount and the regular interest installment described above, then we will pay the principal amount, together with accrued interest, on the stated maturity date. We describe this payment under "-- Payment of Principal on Stated Maturity Date" above.

ON CALL DATE

    If we exercise our call right, the holder will receive the benefit, if any, of an automatic exchange as follows. Prior to the call date, the calculation agent will determine the automatic exchange value of your note as if your note was to be voluntarily exchanged and the call notice date was the exchange notice date. To determine this automatic exchange value, the calculation agent will multiply the closing level of the basket on the call notice date by the exchange rate and by the outstanding face amount and will divide the resulting product by $1,000, except in the limited circumstances described under "-- Consequences of a Market Disruption Event" below.

    If the automatic exchange value described above exceeds the sum of:

- the redemption price that would be payable to the holder on the call date, plus

- the amount of interest that would accrue on the outstanding face amount of your note from and after the last interest payment date before the call date to the call date,

then, regardless of the holder's wishes and without any notice being given or other action being taken by the holder, the remaining portion of your note will automatically be exchanged as follows. On the call date, we will pay to the holder the automatic exchange value based on the closing level of the basket described above. The holder will not be entitled to receive any interest that accrues on your note from and after the last interest payment date to the call date. We discuss this matter under "--Interest Payments" below.

    If the automatic exchange value referred to above does not exceed the sum of the redemption price and accrued interest described above, then we will redeem your note in accordance with our call right. We describe this right under "-- Our Call Right" above.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

    As described above, the calculation agent will use the closing level of the basket on a particular day -- which we call a pricing date -- to determine the amount of cash that would be payable in an automatic exchange on the stated maturity date or a call date. This procedure will be subject to the following two rules, however:

- If a market disruption event occurs or is continuing on a day that would otherwise be a pricing date, then the calculation agent will instead use the closing level of the basket on the first business day after that day on which no market disruption event occurs or is continuing. That first business day, however, may not be later than the determination date, in the case of an automatic exchange on the stated maturity date, or later than the fifth business day after the call notice date, in the case of an automatic exchange on the call date. We refer to that first business day as a deferred pricing date and to the latest business day on which a deferred pricing date can occur as the latest possible pricing date.

- If a market disruption event occurs or is continuing on a day that would otherwise be a pricing date and on each subsequent business day through and including the latest possible pricing date, the calculation agent will nevertheless determine the closing price of the basket stocks, and the closing level of the basket and the deferred pricing date will occur, on the latest possible pricing date. If the closing level of the basket is not available on that date, either because of a market disruption event or for any other reason, the calculation agent will determine the closing level of the basket based on its assessment, made in its sole discretion, of the value of the basket stocks on the latest possible pricing date. The calculation agent will use the closing level of the basket on the latest possible pricing date, however determined, instead of the closing level of the basket described earlier.

    In determining the amount of cash that would be payable in an automatic exchange on a call date, the calculation agent may use the closing level of the basket on a deferred pricing date, as described in the two rules above. If that happens, the call date will be the later of the original call date and the fifth business day after the deferred pricing date. Consequently, if we exercise our call right and give the holder a call notice specifying the call date, we may nevertheless postpone the call date up to five business days after the specified date because of a market disruption event. We may do so without further notice to the holder or any other person and whether your note is redeemed or an automatic exchange occurs on the call date. We will not exercise our call right, however, in a manner that would result in the call date being later than the stated maturity date.

                                INTEREST PAYMENTS

    Interest will accrue on the outstanding face amount of your note and will be calculated and paid as described in the accompanying prospectus with regard to fixed rate notes, except that the interest payment and regular record dates will be those specified on the front cover of this prospectus supplement. If the stated maturity date does not occur on
           , 2008, however, the interest payment date scheduled for , 2008 will instead occur on the stated maturity date.

CONSEQUENCES OF A VOLUNTARY EXCHANGE

    If the holder exercises the exchange right, the following four rules will apply to the exchanged portion of your note:

- IF THE EXCHANGE DATE OCCURS ON AN INTEREST PAYMENT DATE, interest will accrue on the exchanged portion to, but excluding, that interest payment date. We will pay the accrued interest on that interest payment date to whoever is the holder on the related regular record date.

- IF THE EXCHANGE DATE OCCURS AFTER AN INTEREST PAYMENT DATE BUT ON OR BEFORE THE NEXT REGULAR RECORD DATE, interest will accrue and be paid on the exchanged portion only to, and excluding, that prior interest payment date and not for the later period that precedes the exchange date.

- IF THE EXCHANGE DATE OCCURS ON OR BEFORE THE FIRST REGULAR RECORD DATE, interest will not accrue or be paid on the exchanged portion of your note.

- IF THE EXCHANGE DATE OCCURS AFTER A REGULAR RECORD DATE BUT BEFORE THE RELATED INTEREST PAYMENT DATE, interest will accrue on the exchanged portion to, but excluding, that interest payment date. We will pay this accrued interest on that interest payment date, to whoever is the holder on the related regular record date. On the exchange notice date, however, the holder exercising the exchange right will be required to pay us the amount of interest that will become payable on the exchanged portion of your note on that interest payment date.

    As long as your note is in global form, the regular record date will be the business day before the related interest payment date, so that no exchange date can occur between those two dates. Consequently, the fourth rule above will have no practical effect on your note unless and until your note ceases to be in global form. We describe the situations in which we may terminate a global note in the accompanying prospectus under "Legal Ownership and Book- Entry Issuance -- What Is a Global Note?".

    Because of the rules described above, if you decide to exchange your note, you may lose the right to receive interest on your note for the interest period in which the exchange occurs.

CONSEQUENCES OF AN AUTOMATIC EXCHANGE

    The four rules described in the prior sub section do not apply if an automatic exchange occurs. IF AN AUTOMATIC EXCHANGE OCCURS, EITHER ON THE STATED MATURITY DATE OR EARLIER BECAUSE WE EXERCISE OUR CALL RIGHT, WE WILL NOT PAY ANY INTEREST THAT ACCRUES ON THE EXCHANGED PORTION OF YOUR NOTE FROM AND AFTER THE LAST INTEREST PAYMENT DATE PRIOR TO THE AUTOMATIC EXCHANGE -- I.E., FROM AND AFTER THE LAST INTEREST PAYMENT DATE PRIOR TO THE STATED MATURITY DATE OR THE CALL DATE, AS THE CASE MAY BE. As described above under "-- Our Call Right", we will not be entitled to redeem your note until after the interest payment date on , 2003.


                            ANTIDILUTION ADJUSTMENTS

    As previously described, the amount of cash payable in respect of each $1,000 outstanding face amount of an offered note in a voluntary or automatic exchange will be based on the value of the reference amount for each basket stock. Initially, the reference amount for each basket stock will be the amount specified under "-- The Basket" above. However, the calculation agent will adjust the reference amount for each basket stock if any of the six dilution events described below occurs with respect to the basket stock.

    For example, if an adjustment is required because of a two-for-one stock split or a one- for-two reverse stock split, then the reference amount for that basket stock might be adjusted to be double or half the initial amount specified above, as the case may be.

    Similarly, if an adjustment is required with respect to a basket stock because of a reorganization event in which property other than the basket stock -- e.g., cash and securities of another issuer -- is distributed in respect of the basket stock, then the calculation agent will adjust both the type and amount of property constituting the relevant reference amount. In this example, the new reference amount will consist of both the amount of cash and the amount of securities distributed in the reorganization event in respect of the old reference amount.

    The calculation agent will adjust the reference amount for each basket stock as described below, but only if an event described under one of the six subsections beginning with "-- Stock Splits" below occurs with respect to that basket stock and only if the relevant event occurs during the period described under the applicable subsection. The reference amount for each basket stock will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the stock.

    The adjustments described below do not cover all events that could affect a basket stock. We describe the risks relating to dilution under "Additional Risk Factors Specific to Your Note

--You Have Limited Antidilution Protection" above.

HOW ADJUSTMENTS WILL BE MADE

    If more than one event requiring adjustment occurs with respect to a reference amount for a basket stock, the calculation agent will adjust that reference amount for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will adjust the reference amount for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event.

    With respect to any portion of your note to be exchanged, including any portion subject to an automatic exchange, the calculation agent will make the required determinations and adjustments no later than the related exchange notice date. For this purpose, the exchange notice date for an automatic exchange will be the business day for which the closing price or other market value of the relevant basket stock is used to determine the amount of cash payable in that exchange. If any event requiring adjustment occurs during a pricing period for an automatic exchange, so that one or more but not all the closing prices used to calculate the average closing price are affected by the event, the calculation agent will make any additional adjustments it considers necessary to give appropriate effect to this fact.

    The calculation agent will adjust a reference amount for each reorganization event described in "-- Reorganization Events" below. For any other dilution event described below, however, the calculation agent will not have to adjust a reference amount unless the adjustment would result in a change of at least 0.1% in the reference amount that would apply without the adjustment. The applicable reference amount resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten- thousandth, with five hundred-thousandths being rounded upward -- e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

    If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments described below as necessary to ensure an equitable result.

    The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

STOCK SPLITS

    A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

    If a basket stock is subject to a stock split, then the calculation agent will adjust the applicable reference amount to equal the sum of the prior reference amount -- i.e., the reference amount before that adjustment -- plus the product of (1) the number of new shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

REVERSE STOCK SPLITS

    A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

    If a basket stock is subject to a reverse stock split, then the calculation agent will adjust the applicable reference amount to equal the product of the prior reference amount and the quotient of (1) the number of outstanding shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective. The reference amount will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the relevant exchange notice date.

STOCK DIVIDENDS

    In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

    If a basket stock is subject to a stock dividend, then the calculation agent will adjust the applicable reference amount to equal the sum of the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the basket stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

    The ex-dividend date for any dividend or other distribution with respect to a basket stock is the first day on which the basket stock trades without the right to receive that dividend or other distribution.

OTHER DIVIDENDS AND DISTRIBUTIONS

      A reference amount will not be adjusted to reflect dividends or other distributions paid with respect to a basket stock, other than:

-   stock dividends described above,

- issuances of transferable rights and warrants as described in "--Transferable Rights and Warrants" below,

- distributions that are spin-off events described in "--Reorganization Events" below, and

-   extraordinary dividends described below.

    A dividend or other distribution with respect to a basket stock will be deemed to be an extraordinary dividend if its per-share value exceeds that of the immediately preceding non- extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the closing price of the basket stock on the first business day before the ex-dividend date.

    If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the applicable reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the basket stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

    The extraordinary dividend amount with respect to an extraordinary dividend for a basket stock equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

    To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on a basket stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the applicable reference amount only as described in "-- Stock Dividends" above, "-- Transferable Rights and Warrants" below or "-- Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

    If a basket stock issuer issues transferable rights or warrants to all holders of that basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the closing price of the basket stock on the business day before the ex-dividend date for the issuance, then the applicable reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

- the numerator will be the number of shares of the basket stock outstanding at the close of business on the day before that ex- dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants and

- the denominator will be the number of shares of the basket stock outstanding at the close of business on the day before that ex- dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the business day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex- dividend date.

A reference amount will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

REORGANIZATION EVENTS

    Each of the following is a reorganization event with respect to a basket stock:

-   the basket stock is reclassified or changed,

- the basket stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding basket stock is exchanged for or converted into other property,

- a statutory share exchange involving the outstanding basket stock and the securities of another entity occurs, other than as part of an event described above,

- the basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

- the basket stock issuer effects a spin-off -- that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described above,

- the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

- another entity completes a tender or exchange offer for all the outstanding basket stock of the basket stock issuer.

                     ADJUSTMENTS FOR REORGANIZATION EVENTS.

If a reorganization event occurs with respect to a basket stock, then the calculation agent will adjust the applicable reference amount so as to consist of the amount and type of property -- whether it be cash, securities or other property -- distributed in the event in respect of the prior reference amount. If more than one type of property is distributed, the reference amount will be adjusted so as to consist of each type of property distributed in respect of the prior reference amount, in a proportionate amount so that the value of each type of property comprising the new reference amount as a percentage of the total value of the new reference amount equals the value of that type of property as a percentage of the total value of all property distributed in the reorganization event in respect of the prior reference amount. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.

    For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

    If a reorganization event occurs and the calculation agent adjusts a reference amount to consist of the distribution property distributed in the event as described above, the calculation agent will make further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the applicable basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

    For example, if a basket stock issuer merges into another company and each share of the basket stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the applicable reference amount will be adjusted to consist of two common shares and the specified amount of cash. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled "--Antidilution Adjustments" as if the common shares were the basket stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, if the holder exercises the exchange right or an automatic exchange occurs, the holder will be entitled to receive, for each $1,000 of the outstanding face amount of your note being exchanged, an exchange value that is computed by including the value of all components of the reference amount in effect with respect to the basket stock on the relevant exchange notice date, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the relevant exchange notice date.

    The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective -- or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs -- after the date of this prospectus supplement and on or before the relevant exchange notice date.

    DISTRIBUTION PROPERTY. When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the initial reference amount for the relevant basket stock as specified in the table under "-- The Basket" above -- or in respect of whatever the reference amount for that stock may then be if any antidilution adjustment has been made in respect of a prior event. In the case of a spin- off, the distribution property also includes the applicable reference amount of the basket stock in respect of which the distribution is made.

    If a reorganization event occurs, the distribution property distributed in the event will be substituted for the applicable basket stock as described above. Consequently, in this prospectus supplement, when we refer to a basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to a basket stock issuer, we mean any successor entity in a reorganization event.

                         DEFAULT AMOUNT ON ACCELERATION

    If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount below under "-- Special Calculation Provisions".

    For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding principal amount of each offered note as the outstanding principal amount of your note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium- term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Indentures and Waiver of Covenants".

                                MANNER OF PAYMENT

    Any payment on your note at maturity or any exchange date or on any call date will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when the note is surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

                              MODIFIED BUSINESS DAY

    As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, how ever, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                            ROLE OF CALCULATION AGENT

    The calculation agent in its sole discretion will make all determinations regarding the closing level of the basket and the closing prices of the basket stocks, antidilution adjustments, market disruption events, automatic exchange, business days, the default amount and the amount payable in respect of your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

    Please note that Goldman, Sachs & Co. is serving as the calculation agent as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

    When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and is also a day on which the principal securities market (or, if different, each of the respective principal securities markets) for the basket stocks is open for trading.

CLOSING PRICE

      The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

    The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reason able attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

    DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

-   no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

    In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

    QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

    Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in any of the basket stocks on its primary market, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option contracts, if available, relating to any of the basket stocks in the primary market for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- any of the basket stocks does not trade on what was the primary market for that basket stock, as determined by the calculation agent in its sole discretion,

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to the offered notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging".

    The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option contracts relating to any basket stock.

    For this purpose, an "absence of trading" in the primary securities market on which a basket stock, or on which option contracts relating to a basket stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket stock or in option contracts relating to a basket stock, if available, in the primary market for that stock or those contracts, by reason of:

-   a price change exceeding limits set by that market, or

-   an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

    As is the case throughout this prospectus supplement, references to any basket stock in this description of market disruption events include securities that are part of any adjusted reference amount for that basket stock, as determined by the calculation agent in its sole discretion.

                        HYPOTHETICAL RETURNS ON YOUR NOTE

    In the table below, we compare the total return on owning the basket stocks (having the same relative weightings as they do in the basket) to the total return on owning your note, in each case during the period from the trade date to the stated maturity date. The information in the table is based on hypothetical market values for the basket stocks and your note at the end of this period, and on the assumptions set forth in the box below. In the paragraphs following the table, we explain how we have calculated these hypothetical returns.


         ASSUMPTIONS
Original issue price, expressed as a percentage of the
    face amount                                                            100%
Exchange rate                                                           8.8889
Reference basket level (as determined on the trade date)                   100
Premium (as a percentage of the reference basket level)                   12.5%
Annual dividend yield                                                   1.4871%
No dilution event or other change in or affecting any
    of the basket stocks
Automatic exchange in full on the stated maturity
    date-- i.e., no prior redemption or voluntary
    exchange
No market disruption event occurs

      We calculate the total return on your note based on an assumed exchange rate of 8.8889 for each $1,000 of the outstanding face amount of your note. This exchange rate was deter mined by dividing $1,000 by the product of the reference basket level times an amount equal to one plus an assumed premium of 12.5%. Because the exchange rate will be determined in this manner, the closing level of the basket must increase by the determination date to an amount equal to the reference basket level times an amount equal to one plus the actual premium in order for the cash value that would be deliverable in exchange for any portion of your note on the stated maturity date to equal the face amount of the exchanged portion. There is no assurance that the closing basket level will increase to that extent by the determination date.

      We have assumed for purposes of this example that the reference basket level will be the level shown in the box above and that the premium will be the percentage shown in the box above. Given the volatility in the historical trading prices of the basket stocks, the actual reference basket level and the actual premium could differ substantially from the assumed amounts. In addition, the actual reference basket level may be higher or lower than the closing level of the basket on the trade date.

      The basket stocks are traded on the New York Stock Exchange. For information about the market price of the basket stocks in recent periods, see "Basket Stocks -- Historical Trading Price Information" below.

      As stated above, the following table assumes that dividends will be paid on the basket stocks. We do not know, however, whether or to what extent the issuers of the basket stocks will pay dividends in the future. These are matters that will be determined by the issuers of the basket stocks and not by us. Consequently, the amount of dividends actually paid on the basket stocks by their issuers, and, therefore, the rate of return on the basket stocks, during the life of the offered notes may differ substantially from the information reflected in the table below.

      The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical market values at the end of the indicated period could have on the rates of return on the basket and your note, assuming all other variables remained constant.

                              Basket                                                      Your Note
-------------------------------------------------------------------        ----------------------------------------
                           Hypothetical
                          Closing Basket                                    Hypothetical
                         Level on Stated                                    Market Value
  Hypothetical          Maturity Date as %                                    on Stated
 Closing Basket            of Reference             Hypothetical            Maturity Date           Hypothetical
Level on Stated          Basket Level on            Pretax Total            as % of Face            Pretax Total
 Maturity Date              Trade Date                 Return                  Amount                  Return
----------------        ------------------        -----------------        ---------------        -----------------
      50.00                      50%                   -39.6%                  100.0%                   7.00%
      60.00                      60%                   -29.6%                  100.0%                   7.00%
      70.00                      70%                   -19.6%                  100.0%                   7.00%
      80.00                      80%                    -9.6%                  100.0%                   7.00%
      90.00                      90%                     0.4%                  100.0%                   7.00%
     100.00                     100%                    10.4%                  100.0%                   7.00%
     110.00                     110%                    20.4%                  100.0%                   7.00%
     120.00                     120%                    30.4%                  106.7%                  13.17%
     130.00                     130%                    40.4%                  115.6%                  22.06%
     140.00                     140%                    50.4%                  124.4%                  30.94%
     150.00                     150%                    60.4%                  133.3%                  39.83%
     160.00                     160%                    70.4%                  142.2%                  48.72%
     170.00                     170%                    80.4%                  151.1%                  57.61%
     180.00                     180%                    90.4%                  160.0%                  66.50%
     190.00                     190%                   100.4%                  168.9%                  75.39%
     200.00                     200%                   110.4%                  177.8%                  84.28%

      The hypothetical total return on the basket represents the difference between (i) the hypothetical closing level of the basket on the stated maturity date plus the dividends that would be paid at the assumed dividend yield rate during the period from the trade date to the stated maturity date, without reinvestment of those dividends, and (ii) the reference basket level. This difference is expressed as a percentage of the reference basket level.

      The hypothetical total return on your note represents the difference between (i) the hypothetical market value of your note on the stated maturity date plus the amount of interest that would be payable on your note during the period from the trade date to the stated maturity date, without reinvestment of that interest, and (ii) the hypothetical market value of your note on the trade date. This difference is expressed as a percentage of the hypothetical market value on the trade date. For this purpose, we have assumed that the market value of your note on the trade date equals the outstanding face amount but that the market value on the stated maturity date will equal the greater of the outstanding face amount and the automatic exchange value that we would be obligated to pay on that date in an automatic exchange. There will be no automatic exchange on the stated maturity date, however, unless the automatic exchange value to be paid on that date exceeds the sum of the outstanding face amount plus the amount of the regular interest installment payable on your note on that date. Moreover, if an automatic exchange occurs, the holder will not be entitled to receive that final regular interest installment. Therefore, we have assumed that unless the automatic exchange value exceeds that sum, the market value of your note on the stated maturity date will equal the outstanding face amount. We have also assumed that the closing level of the basket will be the same on the determination date and the stated maturity date.

We cannot predict the level of the basket or the market value of your note, nor can we predict the relationship between the two. Moreover, the assumptions we have made in connection with the illustration set forth above may not reflect actual events. Consequently, the total return that an investor in a note would actually achieve, as well as how that return would compare to the total return that an investor in the basket stocks would actually achieve, may be very different from the information reflected in the table above.

                           USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the basket stocks or listed and over-the- counter options or other instruments based on the basket stocks prior to and/or on the trade date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we and/or our affiliates may:

- acquire or dispose of the basket stocks or other securities of the basket stock issuers,

- take short positions in the basket stocks or other securities of the basket stock issuers-- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the basket stocks, and/or

- take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

      We and/or our affiliates may close out our or their hedge on or before the determination date. That step may involve sales or purchases of the basket stocks, listed or over-the-counter options on the basket stocks or listed or over- the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your note from time to time. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in the Basket Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

                                THE BASKET STOCKS

      According to publicly available documents, American Home Products Corporation discovers, develops, manufactures, distributes and sells pharmaceuticals and consumer healthcare products. Its products include branded and generic ethical pharmaceuticals, biologicals, nutritionals and animal biologicals and pharmaceuticals.

      According to publicly available documents, Bristol-Myers Squibb Company is a diversified worldwide health and personal care company that manufactures medicines and other products. Its products include therapies for various diseases and disorders, consumer medicines, orthopedic devices, ostomy care, wound management, nutritional supplements, infant formulas and hair and skin care products.

      According to publicly available documents, Eli Lilly and Company discovers, develops, manufactures and sells pharmaceutical products for humans and animals. Its products are sold in countries around the world, and include neuroscience products, endocrine products, anti-infectives, cardiovascular agents, oncology products, an antiulcer agent and animal health products.

      According to publicly available documents, Merck & Co., Inc. is a global pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products. It also provides pharmaceutical benefit services. Merck & Co., Inc.'s products include Zocor, a treatment for elevated cholesterol, Pepcid anti-ulcerant, Primaxin antibiotic and Propecia, a treatment for male pattern hair loss.

      According to publicly available documents, Pfizer Inc. is a research-based, global pharmaceutical company that discovers, develops, manufactures and markets medicines for humans and animals. Its products include prescription pharmaceuticals, non-prescription self-medications and animal health products such as anti-infective medicines and vaccines.

      According to publicly available documents, Pharmacia Corporation researches, manufactures and sells pharmaceuticals worldwide. Its pharmaceutical segment includes prescription products for humans and animals, bulk pharmaceuticals and contract manufacturing. Pharmacia Corporation's agricultural products segment is comprised of chemicals, seeds and genomics, as well as animal productivity and nutrition research.

      According to publicly available documents, Schering-Plough Corporation is a worldwide pharmaceutical company that discovers and markets new therapies and treatment programs. Its core product groups include allergy/respiratory, anti-infective/anticancer, dermatologicals and cardiovasculars, as well as an animal health business. Shering-Plough Corporation also conducts health management programs and sells other consumer products.

                    WHERE INFORMATION ABOUT THE BASKET STOCK
                             ISSUERS CAN BE OBTAINED

      Each of the basket stocks is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at:

-     Room 1024, 450 Fifth Street, N.W.,
      Washington, D.C. 20549,

-     Suite 1400, Citicorp Center, 500 West
      Madison Street, Chicago, Illinois 60661, and

-     Seven World Trade Center, 13th Floor,
      New York, New York 10048.

Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information filed by each basket stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by each basket stock issuer under the Exchange Act can be located by reference to its SEC file number:
001-01225 (American Home Products Corporation), 001-01136 (Bristol- Myers Squibb Company), 001-06351 (Eli Lilly and Company), 001-03305 (Merck & Co., Inc.), 001-03619 (Pfizer Inc.), 001-02516 (Pharmacia Corporation) or 001-06571
(Schering-Plough Corporation).

      Information about each basket stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

      We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by a basket stock issuer with the SEC.

                      WE OBTAINED THE INFORMATION ABOUT THE
                     BASKET STOCK ISSUERS IN THIS PROSPECTUS
                        SUPPLEMENT FROM THE BASKET STOCK
                             ISSUERS' PUBLIC FILINGS

      This prospectus supplement relates only to your note and does not relate to the basket stocks or other securities of the basket stock issuers. We have derived all information about the basket stock issuers in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any other inquiry with respect to any basket stock issuer in connection with the offering of your note. We do not make any representation that the publicly available documents or any other publicly available information about any basket stock issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the basket stocks and, therefore, the exchange value -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning any basket stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

      Neither we nor any of our affiliates make any representation to you as to the performance of the basket or basket stocks.

      We or any of our affiliates may currently or from time to time engage in business with the basket stock issuers, including making loans to or equity investments in the basket stock issuers or providing advisory services to the basket stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the basket stock issuers and, in addition, one or more of our affiliates may publish research reports about the basket stock issuers. As an investor in a note, you should undertake such independent investigation of the basket stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

                      HISTORICAL TRADING PRICE INFORMATION

      The basket stocks are traded on the New York Stock Exchange, under the symbols "AHP", "BMY", "LLY", "MRK", "PFE", "PHA" and "SGP", respectively. The following tables set forth the quarterly high, low and closing prices for each basket stock on the New York Stock Exchange for the four calendar quarters in each of 1999 and 2000 and for the first two calendar quarters in 2001, through May 15, 2001. We obtained the trading price information set forth below from Bloomberg Financial Services, without independent verification.

      You should not take the historical prices of the basket stocks as an indication of future performance. We cannot give you any assurance that the prices of the basket stocks will increase sufficiently for you to receive an amount in excess of the face amount of your note at maturity.

                       AMERICAN HOME PRODUCTS CORPORATION

                                                                      HIGH               LOW               CLOSE
1999
      Quarter ended March 31..................................      68.0000            52.0625            65.2500
      Quarter ended June 30...................................      69.7500            51.2500            57.5000
      Quarter ended September 30..............................      58.4375            39.5625            41.5000
      Quarter ended December 31...............................      55.9375            38.0000            39.4375

2000
      Quarter ended March 31..................................      55.6875            40.0000            53.6250
      Quarter ended June 30...................................      61.5625            51.7500            58.7500
      Quarter ended September 30..............................      60.0000            51.0000            56.5625
      Quarter ended December 31...............................      64.5000            54.0500            63.5500

2001
      Quarter ended March 31..................................      62.4000            53.1000            58.7500
      Quarter ended June 30
             (through May 15, 2001)...........................      59.0500            54.3500            59.0500
      Closing Price on May 15, 2001...........................                                            59.0500

                          BRISTOL-MYERS SQUIBB COMPANY

                                                                      HIGH               LOW               CLOSE
1999
      Quarter ended March 31..................................      66.1875            58.8750            64.3130
      Quarter ended June 30...................................      70.4375            57.4375            70.4375
      Quarter ended September 30..............................      75.9375            64.6250            67.5000
      Quarter ended December 31...............................      77.8125            60.1250            64.1875

2000
      Quarter ended March 31..................................      68.8750            42.7500            57.7500
      Quarter ended June 30...................................      66.5000            49.2500            58.2500
      Quarter ended September 30..............................      58.8750            47.7500            57.1250
      Quarter ended December 31...............................      73.9375            55.5000            73.9375

2001
      Quarter ended March 31..................................      71.5000            54.7500            59.4000
      Quarter ended June 30
             (through May 15, 2001)...........................      59.8500            54.7500            56.2500
      Closing Price on May 15, 2001...........................                                            56.2500

                              ELI LILLY AND COMPANY


                                                                  HIGH                   LOW                CLOSE
1999
      Quarter ended March 31............................         97.4375               76.1875             84.8750
      Quarter ended June 30.............................         90.2500               65.2500             71.6250
      Quarter ended September 30........................         76.9375               61.5000             64.0000
      Quarter ended December 31.........................         77.3750               64.1250             66.5000

2000
      Quarter ended March 31............................         71.0625               54.3750             63.0000
      Quarter ended June 30.............................        102.5000               64.3125             99.8750
      Quarter ended September 30........................        108.5625               67.1875             81.1250
      Quarter ended December 31.........................         94.5000               80.8750             93.0630

2001
      Quarter ended March 31............................         91.5000               72.5900             76.6600
      Quarter ended June 30
             (through May 15, 2001).....................         86.7800               75.0100             84.8000
      Closing Price on May 15, 2001.....................                                                   84.8000


                                MERCK & CO., INC.


                                                                      HIGH               LOW               CLOSE
1999
      Quarter ended March 31..................................      86.3750            68.5000            80.1880
      Quarter ended June 30...................................      85.0625            66.0000            74.0000
      Quarter ended September 30..............................      75.5000            60.9375            64.8130
      Quarter ended December 31...............................      80.5625            66.0625            67.0630

2000
      Quarter ended March 31..................................      78.8125            53.9375            62.1250
      Quarter ended June 30...................................      76.6250            63.5625            76.6250
      Quarter ended September 30..............................      77.1875            63.6250            74.4380
      Quarter ended December 31...............................      94.8750            73.5625            93.6250

2001
      Quarter ended March 31..................................      93.0000            67.9600            75.9000
      Quarter ended June 30
             (through May 15, 2001)...........................      80.8500            72.8100            75.9000
      Closing Price on May 15, 2001...........................                                            75.9000

                                   PFIZER INC.


                                                                  HIGH                   LOW                CLOSE
1999
      Quarter ended March 31............................         47.6667               37.7917             46.2500
      Quarter ended June 30.............................         50.0000               31.7083             56.5830
      Quarter ended September 30........................         40.3750               32.6250             35.9375
      Quarter ended December 31.........................         41.7500               32.4375             32.4375

2000
      Quarter ended March 31............................         37.8750               30.4375             36.5630
      Quarter ended June 30.............................         48.0000               37.7500             48.0000
      Quarter ended September 30........................         48.9375               39.6250             44.9375
      Quarter ended December 31.........................         47.4375               42.1875             46.0000

2001
      Quarter ended March 31............................         46.1250               35.6700             40.9500
      Quarter ended June 30
             (through May 15, 2001).....................         44.4500               38.9500             42.9700
        Closing Price on May 15, 2001...................                                                   42.9700


                              PHARMACIA CORPORATION


                                                                  HIGH                   LOW                CLOSE
1999
      Quarter ended March 31............................         50.5625               37.4375             45.9380
      Quarter ended June 30.............................         49.9375               38.7500             39.4380
      Quarter ended September 30........................         44.8750               33.7500             35.6880
      Quarter ended December 31.........................         47.1875               34.0000             35.6250

2000
      Quarter ended March 31............................         51.5000               34.2500             51.5000
      Quarter ended June 30.............................         58.4375               49.1250             51.6880
      Quarter ended September 30........................         60.1875               52.0000             60.1875
      Quarter ended December 31.........................         61.0000               50.7500             61.0000

2001
      Quarter ended March 31............................         60.0000               44.0000             50.3700
      Quarter ended June 30
             (through May 15, 2001).....................         52.2600               45.9900             45.9900
        Closing Price on May 15, 2001...................                                                   45.9900

                           SCHERING-PLOUGH CORPORATION


                                                                  HIGH                   LOW                CLOSE
1999
      Quarter ended March 31............................         58.8750               50.9375             55.3130
      Quarter ended June 30.............................         60.7500               43.3125             53.0000
      Quarter ended September 30........................         56.0000               41.5625             43.6250
      Quarter ended December 31.........................         56.8750               40.6250             42.1875

2000
      Quarter ended March 31............................         47.8125               30.5625             36.7500
      Quarter ended June 30.............................         50.5000               38.4375             50.5000
      Quarter ended September 30........................         50.9375               39.0625             46.5000
      Quarter ended December 31.........................         59.1250               45.7500             56.7500

2001
      Quarter ended March 31............................         54.2500               34.2000             36.5300
      Quarter ended June 30
             (through May 15, 2001).....................         38.8000               35.1000             37.1200
        Closing Price on May 15, 2001...................                                                   37.1200

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES


The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of owning your note in your particular circumstances.

         Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to such income.

         It is not entirely clear how the rules governing contingent payment obligations provide for determining the maturity date for debt instruments (such as your note) that provide for a call right or exchange right for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your note (and we intend to make the computation in such a manner) based upon an assumption that your note will remain outstanding until the stated maturity date and the projected contingent payment will be made at such time.

         The comparable yield and projected payment schedule may be obtained from us by contacting the Goldman Sachs Treasury Administration Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule determined by us in determining your interest accruals in respect of your note unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule is not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.

         If you purchase your note for an amount that differs from the note's adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note, decreased by the amount of interest payments previously made with respect to your note.

         If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

         Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note in the secondary market, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

         You will recognize gain or loss upon the sale, exchange, redemption or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note), decreased by the amount of interest payments you received with respect to your note and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note in the secondary market.

         Any gain you recognize upon the sale, exchange, redemption or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

                     EMPLOYEE RETIREMENT INCOME SECURITY ACT

         This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

         The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction".

         The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "Plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts or under another available exemption. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder by reason of such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.


     If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the applicable original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

NOTICE TO INVESTORS IN SINGAPORE

      Notes may not be offered or sold, nor may any document or other material in connection with the notes be issued, circulated or distributed, either directly or indirectly, to persons in Singapore other than (i) under circumstances in which the offer or sale does not constitute an offer or sale of the notes to the public in Singapore or (ii) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent.

                               NOTICE OF EXCHANGE

Dated:
The Bank of New York
101 Barclay Street, 21W
Corporate Trust Administration
New York, New York  10286
Attn:  Tom Tabor             (212-815-5381)
       Hector Herrera        (212-815-4293)
                             Fax:  (212-815-4803)

with a copy to:


Goldman, Sachs & Co.
85 Broad Street
Options and Derivatives Operations
New York, New York  10004
Attn:  Sharon Seibold        (212-902-7921)
       Stephen Barnitz       (212-357-4217)
                             Fax:  (212-902-7993)

      Re: 1% Exchangeable Basket-Linked Notes due 2008, issued by The Goldman Sachs Group, Inc. (Linked to a Basket of Seven Stocks)

Dear Sirs:

      The undersigned is, or is acting on behalf of, the beneficial owner of a portion of one of the notes specified above, which portion has an outstanding face amount equal to or greater than the amount set forth at the end of this notice of exchange. The undersigned hereby irrevocably elects to exercise the exchange right described in the prospectus supplement dated , 2001 to the prospectus dated May 8, 2000, as supplemented by the prospectus supplement dated May 10, 2000 with respect to the outstanding face amount of the note set forth at the end of this notice of exchange. The exercise is to be effective on the business day on which the trustee has received this notice of exchange, together with all other items required to be delivered on exercise, and the calculation agent has received a copy of this notice of exchange, unless all required items have not been received by 11:00 A.M., New York City time, on that business day, in which case the exercise will be effective as of the next business day. We understand, however, that the effective date in all cases must be no later than the earlier of (i) the business day before the determination date and (ii) any call notice date. The effective date will be the exchange notice date.

      If the note to be exchanged is in global form, the undersigned is delivering this notice of exchange to the trustee and to the calculation agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the holder. In addition, the beneficial interest in the face amount indicated below is being transferred on the books of the depositary to an account of the trustee at the depositary.

      If the note to be exchanged is not in global form, the undersigned or the beneficial owner is the holder of the note and is delivering this notice of exchange to the trustee and to the calculation agent by facsimile transmission as described above. In addition, the certificate representing the note and any payment required in respect of accrued interest are being delivered to the trustee.

      If the undersigned is not the beneficial owner of the note to be exchanged, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

      Terms used and not defined in this notice have the meanings given to them in the prospectus supplement specified above. The exchange of the note will be governed by the terms of the note.

      The calculation agent should internally acknowledge receipt of the copy of this notice of exchange, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be delivered or paid in the requested exchange should be made on the fifth business day after the exchange notice date in accordance with the terms of the note.

Face amount of note to be exchanged:


$
-----------------------------------------
(must be a multiple of $1,000)


Very truly yours,


-----------------------------------------
(Name of beneficial owner or person
authorized to act on its behalf)

-----------------------------------------
(Title)

-----------------------------------------
(Telephone No.)

-----------------------------------------
(Fax No.)

FOR INTERNAL USE ONLY:

Receipt of the above notice of exchange is hereby acknowledged:

GOLDMAN, SACHS  & CO.,  as calculation agent


By:
-----------------------------------------
          (Title)

Date and time of receipt:


-----------------------------------------
(Date)


-----------------------------------------
(Time)

--------------------------------------------------------------------------------
     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                TABLE OF CONTENTS


                                                                         Page
                              Prospectus Supplement

Additional Risk Factors Specific to Your Note.............................S-3
Specific Terms of Your Note...............................................S-7
Hypothetical Returns on Your Note........................................S-23
Use of Proceeds and Hedging..............................................S-26
The Basket Stocks........................................................S-27
Supplemental Discussion of Federal Income Tax
   Consequences..........................................................S-33
Employee Retirement Income Security Act..................................S-35
Supplemental Plan of Distribution........................................S-36
Notice of Exchange.......................................................S-37

                    Prospectus Supplement Dated May 10, 2000

Use of Proceeds...........................................................S-2
Description of Notes We May Offer.........................................S-3
United States Taxation...................................................S-20
Employee Retirement Income Security Act..................................S-20
Supplement Plan of Distribution..........................................S-20
Validity of the Notes....................................................S-22

                                   Prospectus

Available Information......................................................ii
Prospectus Summary..........................................................1
Ratio of Earnings to Fixed Charges..........................................4
Description of Debt Securities We
    May Offer...............................................................5
Description of Warrants We May Offer.......................................27
Description of Purchase Contracts We
   May Offer...............................................................33
Description of Units We May Offer..........................................38
Description of Preferred Stock We May
   Offer...................................................................43
Legal Ownership and Book-entry Issuance....................................50
Considerations Relating to Securities Issued
    In Bearer Form.........................................................56
Considerations Relating to Indexed
    Securities.............................................................60
Considerations Relating to Securities
    Denominated or Payable in or
    Linked to a Non-U.S. Dollar Currency...................................62
United States Taxation.....................................................65
Plan of Distribution.......................................................83
Employee Retirement Income Security Act....................................86
Validity of the Securities.................................................86
Experts....................................................................86
Cautionary Statement Pursuant to the Private
Securities Litigation Reform Act of 1995...................................87


                                $


                                THE GOLDMAN SACHS
                                   GROUP, INC.


                       1% Exchangeable Basket-Linked Notes
                                    due 2008
                      (Linked to a Basket of Seven Stocks)



                                    GOLDMAN
                                     SACHS


                              GOLDMAN, SACHS & CO.